ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-178960 Dated April 3, 2012

UBS AG $• Contingent Absolute Return Optimization Securities

Linked to the common stock of Apple Inc. due on or about April 21, 2014

Investment Description

UBS AG Contingent Absolute Return Optimization Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS”) linked to the performance of the common stock of Apple Inc. (the “underlying equity”). If the underlying return is positive, UBS will repay your principal amount at maturity plus pay a return equal to 2 times the underlying return, up to the maximum gain of 32% to 36% (to be determined on the trade date). If the underlying return is zero or negative and the final price is equal to or greater than the trigger price, UBS will repay the full principal amount at maturity plus a return equal to the principal amount multiplied by the absolute value of the negative underlying return (the “contingent absolute return”). However, if the final price is less than the trigger price, UBS will repay less than the full principal amount at maturity, if anything, resulting in a loss on your investment that is proportionate to the negative underlying return. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑

Enhanced Growth Potential: At maturity, the Securities enhance any positive underlying return up to the maximum gain. If the underlying return is negative, investors will be exposed to the negative underlying return at maturity if the final price is less than the trigger price.

❑

Contingent Absolute Return at Maturity: If the underlying return is zero or negative and the final price is not below the trigger price, UBS will repay the principal amount at maturity plus a return equal to contingent absolute return. However, if the final price is less than the trigger price, UBS will repay less than the full principal amount at maturity, resulting in a loss to investors that is proportionate to the negative underlying return. The contingent absolute return, and any contingent repayment of your principal, applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date**	April 13, 2012
Settlement Date**	April 19, 2012
Final Valuation Date***	April 14, 2014
Maturity Date***	April 21, 2014

*	Expected. See page 4 for additional details.

**	We expect to deliver each offering of the Securities against payment on or about the fourth business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities on the trade date will be required, by virtue of the fact that each Security initially will settle in four business days (T+4), to specify alternative settlement arrangements to prevent a failed settlement.

***	Subject to postponement in the event of a market disruption event. See “Maturity Date” and “Final Valuation Date” under “General Terms of the Securities” in the Contingent Absolute Return Optimization Securities product supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. UBS IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING EQUITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-15 OF THE CONTINGENT ABSOLUTE RETURN OPTIMIZATION SECURITIES PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES.

Security Offering

These preliminary terms relate to the Securities linked to the performance of the common stock of Apple Inc. The return on the Securities is subject to, and will not exceed, the “maximum gain” or the corresponding “maximum payment at maturity per Security”, both of which will be determined on the trade date.

Underlying Equity	Maximum Gain	Maximum Payment at Maturity per Security	Initial Price	Trigger Price	CUSIP	ISIN
Apple Inc.	32% to 36%	$1,320 to $1,360	•	75% of the Initial Price	902674HL7	US902674HL75

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms specified in the Contingent Absolute Return Optimization Securities product supplement relating to the Securities, dated March 28, 2012, the accompanying prospectus and this free writing prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this free writing prospectus, the Contingent Absolute Return Optimization Securities product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

	Issue Price to Public	Underwriting Discount	Proceeds to UBS AG
Per Security	$1,000	$25	$975
Total	$•	$•	$•

UBS Securities LLC	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities), with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you the prospectus and the Contingent Absolute Return Optimization Securities product supplement if you so request by calling toll-free 877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Product supplement for Contingent Absolute Return Optimization Securities dated March 28, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512136825/d325712d424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this free writing prospectus, “Securities” refer to the Contingent Absolute Return Optimization Securities that are offered hereby, unless the context otherwise requires. Also, references to the “Contingent Absolute Return Optimization Securities product supplement” mean the UBS product supplement, dated March 28, 2012, and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012.

This free writing prospectus, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” on page 5 and “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying equity.

♦

You believe the underlying return will appreciate over the term of the Securities and that the appreciation is unlikely to exceed an amount equal to the maximum gain of between 32% and 36% (the actual maximum gain will be determined on the trade date).

♦	You understand and accept that your potential return is limited to the maximum gain and the contingent absolute return (as limited by the trigger price).

♦	You would be willing to invest in the Securities if the maximum gain was set equal to the bottom of the range indicated on the cover hereof (the actual maximum gain will be set on the trade date).

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying equity.

♦	You do not seek current income from your investment and are willing to forgo dividends paid on the underlying equity.

♦	You are willing to hold the Securities to maturity, a term of approximately 2 years, and accept that there may be little or no secondary market for the Securities.

♦

You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You require an investment designed to provide a full return of principal at maturity.

♦

You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as an investment in the underlying equity.

♦

You believe that the price of the underlying equity will decline during the term of the Securities and is likely to close below the trigger price on the final valuation date, or you believe the underlying equity will appreciate over the term of the Securities by more than the maximum gain.

♦	You seek an investment that has unlimited return potential without a cap on appreciation.

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying equity.

♦	You seek current income from this investment or prefer to receive the dividends paid on the underlying equity.

♦	You are unable or unwilling to hold the Securities to maturity, a term of approximately 2 years, or you seek an investment for which there will be an active secondary market.

♦	You are not willing to assume the credit risk of UBS for all payments under the Securities.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” beginning on page 5 of this free writing prospectus and the more detailed “Risk Factors” beginning on page PS-15 of the Contingent Absolute Return Optimization Securities product supplement for risks related to an investment in the Securities.

Indicative Terms

Issuer	UBS AG, London Branch
Principal Amount	$1,000 per Security
Term	Approximately 2 years. In the event that we make any change to the expected trade date and settlement date, the final valuation date and maturity date will be changed to ensure that the stated term of the Securities remains the same.
Maximum Gain	32% to 36%. The actual maximum gain will be set on the trade date.
Multiplier	2
Underlying Equity	The common stock of Apple Inc.
Payment at Maturity (per Security)

If the underlying return is positive, UBS will pay you an amount in cash equal to:

$1,000 + ($1,000 × the lesser of (2 x Underlying
Return) and (Maximum Gain))

If the underlying return is zero or negative and the final price is equal to or greater than the trigger price, UBS will pay you a cash payment equal to your principal amount plus a return equal to the product of your principal amount multiplied by the contingent absolute return:

$1,000 + ($1,000 × Contingent Absolute Return)

If the final price is less than the trigger price, UBS will pay you an amount that is less than your principal amount, if anything, resulting in a loss on your investment that is proportionate to the negative underlying return:

$1,000 + ($1,000 x Underlying Return)

Underlying Return	Final Price – Initial Price Initial Price
Trigger Price	A percentage of the initial price of the underlying equity, as specified on the first page of this free writing prospectus (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the product supplement).
Initial Price	The closing price of the underlying equity determined on the trade date (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the product supplement)
Final Price	The closing price of the underlying equity on the final valuation date, as determined by the calculation agent.
Contingent Absolute Return	The absolute value of the underlying return. For example, if the underlying return is -5%, the contingent absolute return will be equal to 5%.

Investment Timeline

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the Contingent Absolute Return Optimization Securities product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦

Risk of loss — The Securities differ from ordinary debt securities in that UBS will not necessarily pay the full principal amount of the Securities. If the underlying return is negative, UBS will pay you the principal amount of your Securities plus a return equal to the product of the principal amount multiplied by the contingent absolute return if the final price is greater than or equal to the trigger price and will only make such payment at maturity. If the final price is below the trigger price, you will lose some or all of your initial investment in an amount proportionate to the decline in the price of the underlying equity from the trade date to the final valuation date.

♦

The contingent absolute return, and any contingent repayment of your principal, applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the underlying equity is above the trigger price.

♦

The multiplier applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the multiplier or the Securities and the return you realize may be less than 2 times the underlying return even if such return is positive and does not exceed the maximum gain. You can receive the full benefit of the multiplier and earn the potential maximum return from UBS only if you hold your Securities to maturity.

♦

Your potential return on the Securities is limited — The return potential of the Securities is limited to the maximum gain of 32% to 36% (actual maximum gain to be determined on the trade date). Therefore, you will not benefit from any positive underlying return in excess of an amount that, when multiplied by the multiplier, exceeds the maximum gain, and your return on the Securities may be less than it would be in a direct investment in the underlying equity. Additionally, your potential gain on the Securities from the contingent absolute return will be limited by the trigger price. Because your ability to receive a return on the Securities equal to the contingent absolute return is available only if the final price is not less than the trigger price, you will not benefit from any further depreciation of the final price below the trigger price.

♦	No interest payments — UBS will not pay any interest with respect to the Securities.

♦

Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

♦

Single stock risk — The price of the underlying equity can rise or fall sharply due to factors specific to that underlying equity and the issuer of such underlying equity (the “underlying equity issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Securities, should make your own investigation into the underlying equity issuer and the underlying equity for your Securities. For additional information regarding the underlying equity issuer, please see “Information about the Underlying Equity” and “Apple Inc.” in this free writing prospectus and the underlying equity issuer’s SEC filings referred to in these sections. We urge you to review financial and other information filed periodically by the underlying equity issuer with the SEC.

♦

Owning the Securities is not the same as owning the underlying equity — The return on your Securities may not reflect the return you would realize if you actually owned the underlying equity. For instance, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Securities, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Securities. In addition, as an owner of the Securities, you will not have voting rights or any other rights that holders of the underlying equity may have.

♦

No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the price of the underlying equity will rise or fall. There can be no assurance that the price of the underlying equity will rise above the initial price or that the final price will not fall below the trigger price. The final price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer of the underlying equity or the securities constituting the assets of the underlying equity issuer. You should be willing to accept the risks of owning equities in general and the underlying equity in particular, and the risk of losing some or all of your initial investment.

♦

There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS may make a market in the Securities, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Securities prior to maturity could be at a substantial discount from the issue price and to the intrinsic value of the product; and as a result, you may suffer substantial losses.

♦

There is no affiliation between the underlying equity issuer and UBS, and UBS is not responsible for any disclosure by such issuer — We are not affiliated with the underlying equity issuer. However, we and our affiliates may currently or from time to time in the future engage in business with the underlying equity issuer. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the underlying equity and the underlying equity issuer. You, as an investor in the Securities, should make your own investigation into the underlying equity and the underlying equity issuer. The underlying equity issuer is not involved in the Securities offered hereby in any way and has no obligation of any sort with respect to your Securities. The underlying equity issuer has no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦

The calculation agent can make adjustments that affect the payment to you at maturity — For certain corporate events affecting the underlying equity, the calculation agent may make adjustments to the initial price, the coupon barrier and trigger price applicable to such underlying equity. However, the calculation agent will not make an adjustment in response to all events that could affect the underlying equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the product supplement as necessary to achieve an equitable result. Following a delisting or discontinuance of the underlying equity, the amount you receive at maturity may be based on the common stock of a successor to the underlying equity issuer in combination with any cash or any other assets distributed to holders of the underlying equity in such corporate event. If the issuer of an underlying equity becomes subject to (i) a corporate event whereby the underlying equity is exchanged solely for cash or (ii) a merger or combination with UBS or any of its affiliates, the amount you receive at maturity may be based on the common equity issued by another company. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Securities. For more information, see the section “General Terms of the Securities — Antidilution Adjustments” on page PS-33 of the product supplement. Regardless of any of the events discussed above, any payment on the Securities is subject to the creditworthiness of UBS.

♦

Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the price volatility of the underlying equity; the dividend rate paid on the underlying equity; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.

♦

Impact of fees on the secondary market price of the Securities — Generally, the price of the Securities in the secondary market is likely to be lower than the issue price to public since the issue price to public included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Securities.

♦

Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying equity and/or over-the-counter options, futures or other instruments with return linked to the performance of the underlying equity, may adversely affect the market prices of the underlying equity and, therefore, the market value of the Securities.

♦

Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of the underlying equity, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying equity to which the Securities are linked.

♦

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation of $25 per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities.

♦

Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See “What Are the Tax Consequences of the Securities” beginning on page 9.

Hypothetical Examples and Return Table of the Securities at Maturity

The examples and tables below illustrate the Payment at Maturity for a $1,000 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for the Securities will be set on the trade date):

Investment Term:	2 years
Initial Price:	$600
Trigger Price:	$450 (75% of Initial Price)
Multiplier:	2
Maximum Gain:	34%
Range of Underlying Equity Performance:*	75% to -75%

*	The underlying equity performance range is provided for illustrative purposes only. The actual underlying return may be below -75% and you therefore may lose up to 100% of your investment in the Securities

Final Price	Underlying Return**	Payment at Maturity	Security Total Return at Maturity
$1,050.00	75.00%	$1,340.00	34.00%
$990.00	65.00%	$1,340.00	34.00%
$930.00	55.00%	$1,340.00	34.00%
$900.00	50.00%	$1,340.00	34.00%
$870.00	45.00%	$1,340.00	34.00%
$840.00	40.00%	$1,340.00	34.00%
$810.00	35.00%	$1,340.00	34.00%
$780.00	30.00%	$1,340.00	34.00%
$750.00	25.00%	$1,340.00	34.00%
$720.00	20.00%	$1,340.00	34.00%
$702.00	17.00%	$1,340.00	34.00%
$690.00	15.00%	$1,300.00	30.00%
$660.00	10.00%	$1,200.00	20.00%
$630.00	5.00%	$1,100.00	10.00%
$600.00	0.00%	$1,000.00	0.00%
$570.00	-5.00%	$1,050.00	5.00%
$510.00	-15.00%	$1,150.00	15.00%
$480.00	-20.00%	$1,200.00	20.00%
$450.00	-25.00%	$1,250.00	25.00%
$420.00	-30.00%	$700.00	-30.00%
$390.00	-35.00%	$650.00	-35.00%
$360.00	-40.00%	$600.00	-40.00%
$330.00	-45.00%	$550.00	-45.00%
$300.00	-50.00%	$500.00	-50.00%
$270.00	-55.00%	$450.00	-55.00%
$240.00	-60.00%	$400.00	-60.00%
$210.00	-65.00%	$350.00	-65.00%
$180.00	-70.00%	$300.00	-70.00%
$150.00	-75.00%	$250.00	-75.00%

**	The underlying return excludes any cash dividend payments on the underlying equity.

Example 1 — On the final valuation date, the underlying equity closes 10% above the initial price. Since the underlying return is 10%, UBS will pay you 2 × the underlying return, or a 20% total return, and the payment at maturity per $1,000 principal amount of the Securities will be calculated as follows:

$1,000 + ($1,000 × 2 × 10%) = $1,000 + $200 = $1,200

Example 2 — On the final valuation date, the underlying equity closes 35% above the initial price. Since 2 × the underlying return of 35% is more than the maximum gain of 34%, UBS will pay you the maximum gain of 34%, and the payment at maturity per $1,000 principal amount of the Securities will be calculated as follows:

$1,000 + ($1,000 × 34%) = $1,000 + $340 = $1,340

Example 3 — On the final valuation date, the underlying equity closes 5% below the initial price. Since the underlying return is -5% and therefore, the final price is above the trigger price of $450, UBS will repay the full principal amount plus a return equal to the product of your principal amount multiplied by the contingent absolute return, and the payment at maturity per $1,000 principal amount of the Securities will be calculated as follows:

$1,000 + ($1,000 × 5%) = $1,000 + $50 = $1,050

Example 4 — On the final valuation date, the underlying equity closes 35% below the initial price. Since the underlying return is -35% and therefore, the final price is below the trigger price of $450, UBS will pay you less than the full principal amount and the payment at maturity per Security is as follows:

$1,000 + ($1,000 × -35%) = $650

Accordingly, if the final price is below the trigger price, UBS will pay you less than the full principal amount, if anything, resulting in a loss on your investment that is proportionate to the negative underlying return. You may lose up to 100% of your principal.

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-46 of the Contingent Absolute Return Optimization Securities product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the underlying equity. If your Securities are so treated, you should generally recognize long-term capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-48 of the Contingent Absolute Return Optimization Securities product supplement.

The Internal Revenue Service has recently released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code described above should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-46 of the Contingent Absolute Return Optimization Securities product supplement, unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Recent Legislation

Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Under recently enacted legislation, individuals (and to the extent provided in future regulations, entities) that own “specified foreign financial assets” in excess of an applicable threshold may be required to file information with respect to such assets with their income tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Non-United States Holders. If you are not a United States holder, you will generally not be subject to United States withholding tax with respect to payments on your Securities but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities unless you comply with certain certification and identification requirements as to your foreign status. Gain from the sale or exchange of a Security or settlement at maturity generally will not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES.

Information about the Underlying Equity

All disclosures contained in this free writing prospectus regarding the underlying equity are derived from publicly available information. Neither UBS nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the underlying equity contained in this free writing prospectus. You should make your own investigation into the underlying equity.

Included on the following pages is a brief description of the underlying equity issuer. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for the underlying equity. The information given below is for the four calendar quarters in each of 2008, 2009, 2010, 2011 and the first calendar quarter of 2012. Partial data is provided for the second calendar quarter of 2012. We obtained the closing price information set forth below from the Bloomberg Professional service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying equity as an indication of future performance.

The underlying equity is registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the underlying equity issuer with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the underlying equity issuer under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Apple Inc.

According to publicly available information, Apple Inc. (“Apple”) designs, manufactures and markets personal computers, mobile communication devices, and portable digital music and video players, and it sells a variety of related software, services, peripherals, networking solutions, and third-party digital content and applications. Apple sells its products worldwide through its online stores, its retail stores, its direct sales force, and third-party wholesalers, resellers and value-added resellers. In addition, Apple sells a variety of third-party Macintosh (Mac), iPhone, iPad and iPod compatible products, including application software, printers, storage devices, speakers, headphones, and various other accessories and peripherals through its online and retail stores, and digital content and applications through the iTunes Store. Apple sells to consumer, small and mid-sized business, education, enterprise, government and creative customers. Apple operates retail stores both in the United States and internationally. Information filed by Apple with the SEC under the Exchange Act can be located by reference to its SEC file number 000-10030, or its CIK Code: 0000320193. Apple’s website is http://www.apple.com. Apple’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “AAPL.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for Apple’s common stock, based on the daily closing prices on the primary exchange for Apple. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The closing price of Apple on April 2, 2012 was $618.68. The actual initial price will be the closing price of Apple’s common stock on the trade date. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$194.97	$119.15	$143.50
4/1/2008	6/30/2008	$189.96	$147.14	$167.44
7/1/2008	9/30/2008	$179.69	$105.26	$113.66
10/1/2008	12/31/2008	$111.04	$80.49	$85.35
1/2/2009	3/31/2009	$109.87	$78.20	$105.12
4/1/2009	6/30/2009	$144.67	$108.69	$142.43
7/1/2009	9/30/2009	$186.15	$135.40	$185.37
10/1/2009	12/31/2009	$211.64	$180.76	$210.86
1/4/2010	3/31/2010	$235.83	$192.00	$234.93
4/1/2010	6/30/2010	$274.16	$235.86	$251.53
7/1/2010	9/30/2010	$292.46	$240.16	$283.75
10/1/2010	12/31/2010	$325.47	$278.64	$322.56
1/3/2011	3/31/2011	$363.13	$326.72	$348.45
4/1/2011	6/30/2011	$353.10	$315.32	$335.67
7/1/2011	9/30/2011	$413.45	$343.23	$381.18
10/3/2011	12/30/2011	$422.24	$363.50	$405.00
1/3/2012	3/30/2012	$617.62	$411.23	$599.47
4/2/2012*	4/2/2012*	$618.68	$618.68	$618.68

*	As of the date of this free writing prospectus, available information for the second calendar quarter of 2012 includes data for the period from April 2, 2012 through April 2, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2012.

The graph below illustrates the performance of Apple’s common stock from January 3, 2000 to April 2, 2012, based on information from Bloomberg. The dotted line represents a hypothetical trigger price of $464.01, which is equal to 75% of the closing price on April 2, 2012. The actual trigger price will based on the closing price of Apple’s common stock on the trade date. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Supplemental Plan of Distribution (Conflicts of Interest)

We will agree to sell to UBS Securities LLC and certain of its affiliates, together the “Agents,” and the Agents will agree to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Securities.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. UBS Securities LLC is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.